EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES SETTLEMENT OF PATENT LITIGATION WITH SONY CORPORATION

Sony Agrees to License Network-1's Remote Power Patent for Power over Ethernet Products through March 2020

New York, New York-June 24, 2016- Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that it agreed to settle its patent litigation against Sony Corporation and affiliated entities ("Sony") pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1's Remote Power Patent (U.S. Patent No. 6,218,930).  Sony was one of sixteen (16) original defendants named in the litigation.

 As part of the settlement, Sony entered into a Settlement Agreement and non-exclusive License Agreement for the Remote Power Patent.  Under the terms of the license, Sony will receive a fully-paid license to the Remote Power Patent for its full term which expires in March 2020, which will apply to its sales of Power over Ethernet ("PoE") products, including those PoE products which comply with the Institute of Electrical and Electronic Engineers ("IEEE") 802.3af and 802.3at Standards.

 In September 2011, Network-1 initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Network-1 previously reached settlement and license agreements with eight (8) of the original defendants.  The remaining seven (7) defendants in the lawsuit are Alcatel-Lucent USA, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., Hewlett-Packard Company, Juniper Networks, Inc., and Polycom Inc. Network-1 seeks monetary damages based upon reasonable royalties.

 The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless switches, wireless access points, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard, which led to the rapid adoption of PoE.  The IEEE also approved the 802.3at Power over Ethernet Plus (PoE Plus) Standard, which increased the maximum power delivered to network devices to 40-60 watts from the current 15 watts under the 802.3af Standard.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-eight (28) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $87 million from May 2007 through March 31, 2016.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770